Exhibit 10.7

Execution Copy

This VOTING AGREEMENT (this “Agreement”) is made as of August 11, 2017

AMONG:

(1)                                 SOGOU INC., an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (the “Company”);

(2)                                 SOHU.COM (SEARCH) LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“Sohu Search”); and

(3)                                 THL A21 LIMITED, a business company with limited liability under the laws of the British Virgin Islands whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Tencent”).

Sohu Search and Tencent are referred to, collectively as the “Shareholder Parties” or individually as a “Shareholder Party”.  The Company, Sohu Search and Tencent are referred to, collectively as the “Parties”, or individually as a “Party”.

RECITALS:

(A)                               The Company is contemplating conducting an IPO (as hereinafter defined) in the near future.

(B)                               As of the date of this Agreement, each Shareholder Party holds the number of the classes or series of shares in the equity capital of the Company set forth in Schedule 1 hereto.

(C)                               In connection with and in furtherance of the IPO, the Parties propose to undertake a restructuring of the Company’s share capital, pursuant to which, among other things:

1)                         each of the 32,000,000 issued and outstanding Pre-IPO Series A Preferred Shares will be redesignated as Post-IPO Class A Ordinary Shares;

2)                         each of the 151,557,875 issued and outstanding shares in the Company held by Tencent immediately prior to the IPO (which include Pre-IPO Class A Ordinary Shares, Pre-IPO Class B Ordinary Shares, and Pre-IPO Series B Preferred Shares) will be redesignated as Post-IPO Class B Ordinary Shares;

3)                         each of the 127,200,000 issued and outstanding Pre-IPO Class A Ordinary Shares held by Sohu Search for its own account immediately prior to the IPO will be redesignated as Post-IPO Class B Ordinary Shares;

4)                         each of the 35,764,581 remaining issued and outstanding Pre-IPO Class A Ordinary Shares will be redesignated as Post-IPO Class A Ordinary Shares; and

5)                         each of the Post-IPO Class A Ordinary Shares will be entitled to one vote per share and, subject to the terms of this Agreement and the Post-IPO M&A (as defined below), each of the Post-IPO Class B Ordinary Shares will be entitled to ten votes per share.

(D)                               In connection with and in furtherance of the foregoing and the covenants and agreements herein contained, effective upon the completion of the IPO the Company’s existing Sixth Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association (together, the “Pre-IPO M&A”) will be replaced with a Seventh Amended and Restated Memorandum of Association and Third Amended and Restated Articles of Association substantially in the form attached hereto as Exhibit 1 (together, the “Post-IPO M&A”).

(E)                                The Parties acknowledge that Sohu Search intends to transfer a portion of the Pre-IPO Class A Ordinary Shares to a Permitted Transferee (as defined below) prior to the completion of the IPO; provided that (i) prior to and as a condition of such transfer, such Permitted Transferee will agree in writing to be bound by the terms and conditions of this Agreement pursuant to a joinder substantially in the form attached hereto as Exhibit 2 and an irrevocable power of attorney in the form attached hereto as Exhibit 3; and (ii) following such transfer, all references to Sohu Search in this Agreement will be deemed to refer to either Sohu Search or such Permitted Transferee or both, as applicable.

(F)                                 The Parties wish to provide for certain matters relating to the Post-IPO Class B Ordinary Shares.

(G)                               In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT:

SECTION 1
INTERPRETATION

1.1                               Definitions.  In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, a Relative of the Subject Person and any other Person that is directly or indirectly Controlled by the Subject

Person or his Relative; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Shareholder; and for the avoidance of doubt, in the case of a natural person, merely holding a position as an executive officer or member of the board of directors of a Subject Person will not in and of itself cause the Person holding such position to be an Affiliate of the Subject Person unless such Person otherwise fits within the description of Affiliate in the preceding sentences.

“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks located in the Cayman Islands, the PRC, or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning no. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Change of Control” of a Person (the “Subject Person”) means any consolidation or merger of the Subject Person with or into any other Person or the acquisition of Equity Securities in the Subject Person, after which any Person who has Control of the Subject Person ceases to have any direct or indirect Control immediately after such consolidation, merger or acquisition.

“Companies Law” means the Companies Law (2016 Revision) of the Cayman Islands, as further amended, modified or re-enacted from time to time.

“Control” of a Person means (a) ownership of more than 50% of the voting shares in issue or other voting equity interests or voting registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest, or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law; (b) any lease, sub-lease, occupancy agreement, easement, or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person; and (d) any adverse claim as to title, possession, or use.

“Equity Securities” means, with respect to any Person, such Person’s equity capital, membership interests, partnership interests, registered capital, joint venture, or other ownership interests (including, without limitation, in the case of the Company, any Post-IPO Shares following the completion of the IPO) or any options, warrants, or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such equity capital, membership interests, partnership interests, registered capital, joint venture, or other ownership interests (whether or not such derivative securities are issued by such Person).

“Governmental Authority” means any government or political subdivision thereof; any department, agency, or instrumentality of any government or political subdivision thereof, including any entity or enterprise owned or Controlled by a government; any public international organization; any court or arbitral tribunal; and any governing body of any securities exchange or other governmental, regulatory, self-regulating organization, or enforcement authority or instrumentality, in each event whether domestic, foreign, or supranational.

“Group” means collectively the Company and its Subsidiaries, and “Group Company” means any of them.

“IPO” means the sale of Post-IPO Class A Ordinary Shares or, if applicable, American depositary shares representing such Post-IPO Class A Ordinary Shares in the first firm-commitment underwritten public offering in the United States pursuant to an effective registration statement under the Securities Act.

“Liquidation Event” means:

(a)                                 a voluntary or involuntary liquidation, dissolution, strike-off or winding up of the Company;

(b)                                 a merger or consolidation, in which (i) the Company is a constituent party or (ii) another Group Company is a constituent party and the Company issues shares pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or another Group Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that all Post-IPO Class A Ordinary Shares issuable upon exercise of options or pursuant to other equity awards approved in accordance with Section 5.1 outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding Post-IPO Class A Ordinary Shares are converted or exchanged);

(c)                                  the sale, lease, transfer, license, or other disposition, in a single transaction or series of related transactions, by the Company and/or any other Group Company of all or substantially all the assets of the Company and the other Group Companies taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Group  Companies if substantially all of the assets of the Company and the other Group Companies taken as a whole are held by such Group Company or Group Companies, except where such sale, lease, transfer, license, or other disposition is to a wholly-owned Subsidiary of the Company.  For the avoidance of doubt, the license to any Person other than a Group Company of any technologies or intellectual properties of the Company or any of the other Group Companies that (i) is necessary for the conduct of the business of the Group Companies and (ii) is not in the ordinary course of business and consistent with past practice will be deemed a “Liquidation Event”; or

(d)                                 the sale, exchange, or transfer by any Person of direct or indirect voting Control of the Company or of any other material Group Companies, in a single transaction or series of related transactions, provided that the sale, exchange or transfer by the holders of voting securities of any shareholder of the Company of voting Control of such shareholder which does not result in the sale, exchange, or transfer of direct or indirect voting Control of the Company or of any other material Group Companies will not be considered a Liquidation Event.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association, or other entity (whether or not having separate legal personality).

“Photon” means Photon Group Limited, a company incorporated under laws of the British Virgin Islands.

“Post-IPO Class A Ordinary Shares” means the class A ordinary shares in scripless form, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Post-IPO M&A, including one vote per share.

“Post-IPO Class B Ordinary Shares” means the class B ordinary shares in scripless form, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Post-IPO M&A, including ten votes per share.

“Post-IPO Share(s)” means any share(s) in the equity capital of the Company following the completion of the IPO.

“PRC” means the People’s Republic of China excluding, for purposes of this Agreement, the Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“Pre-IPO Class A Ordinary Shares” means the class A ordinary shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Pre-IPO M&A.

“Pre-IPO Class B Ordinary Shares” means the class B ordinary shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Pre-IPO M&A.

“Pre-IPO Series A Preferred Shares” means the series A preferred shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Pre-IPO M&A.

“Pre-IPO Series B Preferred Shares” means the series B preferred shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Pre-IPO M&A.

“Pre-IPO Shares” means, collectively, the Pre-IPO Class A Ordinary Shares, the Pre-IPO Class B Ordinary Shares, the Pre-IPO Series A Preferred Shares, and the Pre-IPO Series B Preferred Shares.

“Pre-IPO Sohu Search Shares” means 127,200,000 Pre-IPO Class A Ordinary Shares held by Sohu Search as of the date of this Agreement.

“Pre-IPO Tencent Shares” means 6,757,875 Pre-IPO Class A Ordinary Shares, 79,368,421 Pre-IPO Class B Ordinary Shares and 65,431,579 Pre-IPO Series B Preferred Shares, or 151,557,875 shares in the Company in the aggregate, held by Tencent as of the date of this Agreement.

“Principal Business” means the principal business of the Company, which is the provision via personal computers and mobile devices of Internet search services, pinyin input module services, contextual advertising services, online games, and web directory services, and subject to such approval as may be required under Section 5.1, such other business activities and investments as the Company may engage in or pursue from time to time.

“Registration Agent” means the Person maintaining the Company’s register of members and register of directors and officers.

“Relative” of a natural person means any spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person and his or her spouse (if any).

“Sohu Restricted Person(s)” means such Person(s) as to which the Shareholder Parties agree and provide notice to the Company in writing from time to time.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled, directly or indirectly, by the specified Person, whether through contractual arrangements or through ownership of voting Equity Securities, voting power, or registered capital.  For the avoidance of the doubt, a “variable interest entity” (a “VIE Entity”) Controlled by another entity shall, for purposes of this Agreement, be deemed to be a Subsidiary of that other entity and shall include, for the Company, Beijing Sogou Information Services Co., Ltd. (北京搜狗信息服务有限公司) (“Sogou Information”) and each of Sogou Information’s Subsidiaries.

“Tencent Restricted Person(s)” means such Person(s) as to which the Shareholder Parties agree and provide notice to the Company in writing from time to time.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2                               Terms Defined Elsewhere in this Agreement.  The following terms are defined in this Agreement as follows:

Term	Section
“Agreement”	Preamble
“Arbitration Notice”	Section 12.2(a)
“Company”	Preamble
“Confidential Information”	Section 8.1
“HKIAC”	Section 12.2(b)
“Independent Director”	Section 3.1(a)(i)
“Interim Period”	Section 6.2
“NASDAQ Listing Rules”	Section 3.1(a)(i)
“Notice”	Section 10.1
“NYSE Rules”	Section 3.1(a)(i)
“Party” or “Parties”	Preamble
“Permitted Transferee”	Section 4.4(a)
“Post-IPO M&A”	Recital (D)
“Pre-IPO M&A”	Recital (D)
“Representative”	Section 8.1
“Reversion Event”	Section 3.3(a)(i)
“Shareholder Party” or “Shareholder Parties”	Preamble
“Sohu Search”	Preamble
“Sohu Search Director”	Section 3.1(a)(i)(A)
“Suspension Event”	Section 3.3(a)
“Tencent”	Preamble
“Tencent Director”	Section 3.1(a)(i)(B)
“Transfer”	Section 4.1
“Triggering Event”	Section 6.1

1.3                               Interpretation.

(a)                                 Directly or Indirectly.  The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number.  Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine, and neuter genders, and words importing the singular include the plural, and vice versa.

(c)                                  Headings.  Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting.  “Include,” “including,” “are inclusive of,” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)                                  Law.  References to “law” or “laws” shall include all applicable laws, statutes, regulations, rules, and orders of any Governmental Authority, securities exchange, or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute, or other legislative measure and any regulation, rule, treaty, order, decree, or judgment; and “lawful” shall be construed accordingly.

(f)                                   References to Documents.  References to this Agreement include the Schedules and Exhibits, which form an integral part hereof.  A reference to any Section, Schedule, or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement.  The words “hereof,” “hereunder,” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto.  References to any document (including this Agreement) are references to that document as duly amended, consolidated, supplemented, novated, or replaced from time to time.

(g)                                  Share Calculations.  In calculations of share numbers, references to “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants, and other Equity Securities convertible into or exercisable or exchangeable for Post-IPO Class A Ordinary Shares (whether or not by their terms then currently convertible) have been so converted, exercised, or exchanged, and references to “non-diluted basis” mean the calculation is to be made taken into account only Shares then in issue.  All references to numbers of Shares or prices per Share in this Agreement shall be appropriately adjusted to take into account any share splits, combinations, reorganizations, share dividends, mergers, recapitalizations, and similar events that affect the share capital of the Company after the date hereof.

(h)                                 Time.  Except as otherwise provided, (i) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (ii) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day.  If the day on or by which a payment must be made is not a Business Day, that payment must be made on or by the Business Day immediately following such day.

(i)                                     Writing.  References to writing include any mode of reproducing words in a legible and non-transitory form, including emails and faxes.

SECTION 2
COVENANTS OF THE PARTIES

2.1                               Adoption of the Post-IPO M&A.  The Shareholder Parties agree that, in connection with the preparations for the IPO, each of them shall, within their respective power, cause the Board to, and the Company shall, at the appropriate time, propose to the shareholders that the shareholders approve the Company’s adoption of the Post-IPO M&A, the effectiveness of which shall be conditional upon completion of the IPO.  The Company shall not, without the prior written consent of the Shareholder Parties, propose any other form of the memorandum and articles of association for adoption by the shareholders of the Company in connection with the IPO.  Each Shareholder Party shall vote in favor of the adoption of the Post-IPO M&A and shall not vote in favor of any resolution which seeks to adopt any charter documents for the Company that are in conflict with the Post-IPO M&A.

2.2                               Redesignation of Shares.  Upon the Post-IPO M&A becoming effective:

(a)                                 The authorized share capital of the Company will be divided into Post-IPO Class A Ordinary Shares and Post-IPO Class B Ordinary Shares, as set forth in the Post-IPO M&A; and

(b)                                 All of Pre-IPO Shares will be redesignated as either Post-IPO Class A Ordinary Shares or Post-IPO Class B Ordinary Shares issued by the Company, as set forth in and in accordance with the recitals to this Agreement, and each of the Post-IPO Shares shall have the rights and subject to the restrictions attached to such Post-IPO Shares as described in this Agreement and as set forth in the Post-IPO M&A.

2.3                               Pre-IPO Transfer by Sohu Search. If, prior to the completion of the IPO, Sohu Search proposes to transfer any Pre-IPO Class A Ordinary Shares to a Permitted Transferee, then in addition to such Permitted Transferee’s obligation to sign a joinder pursuant to Section 2.2 of the Shareholders’ Agreement in respect of the Company dated September 16, 2013, prior to and as a condition to such transfer, Sohu Search shall procure such Permitted Transferee to agree in writing to be bound by the terms and conditions of this Agreement pursuant to a joinder substantially in the form attached hereto as Exhibit 2 and an irrevocable power of attorney in the form attached hereto as Exhibit 3.

SECTION 3
AGREEMENT TO VOTE

3.1                               Board Composition.  Following the completion of the IPO, for as long as this Agreement is in effect:

(a)                                 each Shareholder Party shall, in its capacity as a shareholder of the Company, take such actions as may be required under applicable law and the Post-IPO M&A to vote or cause to be voted such number of the Post-IPO Shares held by it or its Affiliates as determined pursuant to Section 3.1(b) or 3.1(c) below (as applicable) in favor of the following composition of the Board:

(i)                                     for three years following the completion of the IPO, the Board shall be constituted with seven (7) directors in total, three (3) of whom must (1) be “Independent Directors” as defined in the NASDAQ Stock Market LLC Listing Rules (the “NASDAQ Listing Rules”) or the New York Stock Exchange LLC Listed Company Manual (the “NYSE Rules”), as applicable, or meet any applicable exceptions in the NASDAQ Listing Rules or the NYSE Rules, as applicable, (2) meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act of 1934, (3) have not participated in the preparation of the financial statements of the Company or any Subsidiary within the last three years, and (4) be able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements and cash flow statements (each such director, an “Independent Director”); in addition, at least one of such three Independent Directors must be someone with financial sophistication as described in the NASDAQ Listing Rules or the NYSE Rules, as applicable, and an “audit committee financial expert” as defined in Securities and Exchange Commission Form 20-F; and among such seven (7) directors:

(A)                               four (4) directors, which shall include at least two (2) directors qualified as Independent Directors (and at least one of whom shall be someone with financial sophistication and an “audit committee financial expert” as described above), shall be appointed by Sohu Search to the Board (each, a “Sohu Search Director”);

(B)                               two (2) directors, which shall include at least one (1) director qualified as an Independent Director, shall be appointed by Tencent to the Board (each, a “Tencent Director”); and

(C)                               the then chief executive officer of the Company shall be appointed to be a director; and

(ii)                                  after the third (3rd) anniversary of the completion of the IPO, the Board composition may be changed as proposed by Sohu Search, and Tencent will give its consent to such changes as and to the extent needed and as specified in this Agreement (whether in its capacity as a shareholder of the Company or through its appointee(s) on the Board), provided that Tencent shall always be entitled to appoint at least one (1) director to the Board.

(b)                                 Subject to Section 3.3, the number of Post-IPO Shares that Tencent shall vote, or cause to be voted, in accordance with Section 3.1(a) shall be 45,578,896 Post-IPO Class B Ordinary Shares.

(c)                                  The number of Post-IPO Shares that Sohu Search shall vote, or cause to be voted, in accordance with Section 3.1(a) shall be all the Post-IPO Shares it and its Affiliates hold at the time of the vote.

3.2                               Removal and Replacement of Directors.

(a)                                 Following the completion of the IPO, for so long as Sohu Search, Tencent, and their respective Affiliates hold, in the aggregate, more than 50% of the voting power of the Company:

(i)                                     Sohu Search shall be entitled to appoint, remove, and replace any Sohu Search Director, with or without cause; and

(ii)                                  Tencent shall be entitled to appoint, remove, and replace any Tencent Director, with or without cause;

in each case by Sohu Search or Tencent (as applicable) depositing a notification of appointment or removal to the Registration Agent (with a copy to the Company’s registered office) and without the need of obtaining any shareholder or Board approval of the Company, and the Company shall, or shall direct its Registration Agent to, update the Company’s register of directors and officers accordingly and without delay.

(b)                                 In addition, if at any time following the third (3rd) year anniversary of the completion of the IPO Sohu Search determines that it would like to change the composition of the Board in accordance with Section 3.1(a)(ii), Sohu Search will be entitled to either increase or decrease the size of the Board and appoint at least a majority of the members of the Board and (i) remove and replace any director so appointed, in each case by depositing a notification of appointment or removal at the Registration Agent (with a copy to the registered office of the Company) and (ii) remove any Tencent Director as and to the extent necessary to permit the Sohu Search Directors to constitute a majority of the directors of the Board, in each case without further action or ratification by the Parties or any shareholders of the Company, whereupon the maximum number of directors shall automatically increase or decrease accordingly and the Company shall, or shall direct its Registration Agent to, update the register of directors and officers accordingly and without delay, provided that (x) Tencent shall always be entitled to appoint at least one (1) director to the Board, and (y) if at any time there is more than one (1) Tencent Director and Sohu Search wishes to remove one or more Tencent Directors pursuant to this subsection, Tencent shall be entitled to designate the Tencent Director, or Tencent Directors, to be so removed.

3.3                               Suspension and Conditional Reversion.

(a)                                 If at any time after the IPO Sohu Search and its Affiliate(s) hold in the aggregate more than 50% of the voting power of the Company without application of the provisions of Sections 3.1 and 3.2 (a “Suspension Event”), subject always to the right of Tencent to have at least one (1) director elected to the Board, Sections 3.1 and 3.2 shall be suspended and shall have no further force or effect,

(i)                                     provided that, if Sohu Search and its Affiliate(s) hold in the aggregate 50% or less of the voting power of the Company without application of the provisions of Sections 3.1 and 3.2 (a “Reversion Event”) at any time that is (1) during the five (5)-year period following the completion of the IPO and (2) after the occurrence of a Suspension Event, and if none of the events provided in Section 3.4 has occurred, Sections 3.1 and 3.2 shall again become effective from the date of such Reversion Event until the date on which a Suspension Event occurs again, and

(ii)                                  provided further that the number of Post-IPO Class B Ordinary Shares that Tencent shall be required to vote or cause to be voted in accordance with Section 3.1(a) shall be the lower of (1) 45,578,896 Post-IPO Class B Ordinary Shares and (2) the number of the Post-IPO Class B Ordinary Shares held by Tencent and its Affiliates which, together with the voting power of all Post-IPO Shares held by Sohu Search and its Affiliate(s) at the time of the vote, gives Sohu Search and its Affiliate(s) in the aggregate 50.1% of the voting power of the Company at any general meeting of shareholders of the Company.

(b)                                 For the avoidance of doubt, this Section 3.3 may apply on multiple occasions until the fifth year anniversary of the completion date of the IPO.

3.4                               Termination of the Agreement to Vote.  Notwithstanding any other provision contained herein, Sections 3.1 and 3.2 shall terminate upon the earlier to occur of:

(a)                                 Dr. Charles Zhang both ceasing to be the chairman of Sohu.com Inc. and ceasing to be the single largest beneficial owner of the outstanding equity shares of Sohu.com Inc. (which, for the avoidance of doubt, includes any interests in Sohu.com Inc. that are held by Photon or any other Person so long as Dr. Charles Zhang Controls Photon or such other Person);

(b)                                 Sohu Search and its Affiliate(s) having Transferred in aggregate (whether directly or indirectly) to Persons other than Sohu Search’s Permitted Transferees 30% or more of the Post-IPO Class B Ordinary Shares held by Sohu Search and its Permitted Transferee(s) on the date of the completion of the IPO;

(c)                                  the occurrence of a Triggering Event (subject to the terms of Section 6.2);

(d)                                 Tencent ceasing to own any Post-IPO Class B Ordinary Shares;

(e)                                  the fifth year anniversary of the date of the completion of the IPO if a Suspension Event has occurred and is continuing on such date; and

(f)                                   the Company does not comply with Section 6.6.

SECTION 4
TRANSFER RESTRICTIONS

4.1                               Limitation on Transfers.  No Shareholder Party may sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Post-IPO Shares or any right, title or interest (including legal, beneficial or economic interest) therein or thereto (each, a “Transfer”) if prohibited or restricted by this Agreement.  Any attempt to Transfer any Post-IPO Shares in violation of this Agreement shall be null and void ab initio, and the Company shall not register any such Transfer.

4.2                               Transfers in Compliance with Law.  Following the completion of the IPO, notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 4 unless (a) the Transfer complies in all respects with the other applicable provisions of this Agreement and the Post-IPO M&A and (b) the Transfer complies in all respects with applicable securities laws.  If requested by the Company in its reasonable discretion, an opinion of counsel to the Transferring Shareholder Party shall be supplied to the Company, at the Transferring Shareholder Party’s expense, to the effect that such Transfer complies with applicable securities laws.

4.3                               Lock-up Period.  In connection with the IPO, each Shareholder Party shall be subject to a customary post—IPO lockup for a period of six (6) months.  No Shareholder Party shall be subject to a longer post-IPO lockup period without its prior written consent.

4.4                               Post-Lock-up Period Restrictions.  Without prejudice to any other provision, upon and after expiration of any applicable lock-up period following the completion of the IPO,

(a)                                 if a Shareholder Party proposes to Transfer any of its Post-IPO Class B Ordinary Shares to a Permitted Transferee, prior to and as a condition to such Transfer, the Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to a joinder substantially in the form attached hereto as Exhibit 2 and an irrevocable power of attorney in the form attached hereto as Exhibit 3; a “Permitted Transferee” shall mean, in the case of Sohu Search, a wholly-owned Subsidiary of Sohu.com Inc., and, in the case of Tencent, a wholly-owned Subsidiary of Tencent Holdings Limited; and if at any time a Permitted Transferee ceases to be a Permitted

Transferee, such Person shall immediately transfer all of the Post-IPO Class B Ordinary Shares in which it holds any interest to a Permitted Transferee,

(b)                                 if a Shareholder Party proposes to Transfer any of its Post-IPO Class B Ordinary Shares to any Person other than a Permitted Transferee, prior to and as a condition to such Transfer, subject to Section 4.7, the Transferring Shareholder Party shall render to the Company for conversion into Post-IPO Class A Ordinary Shares, and the Company shall cancel, the Post-IPO Class B Ordinary Shares to be Transferred, and the Company shall issue an equivalent number of Post-IPO Class A Shares to such Shareholder Party or its transferee; and

(c)                                  notwithstanding Section 4.4(b), a Shareholder Party may pledge to, or grant a security interest in for the benefit of, any Person, whether or not such Person is a Permitted Transferee, any of its Post-IPO Class B Ordinary Shares as collateral to secure such Shareholder Party’s or its Affiliate’s repayment and performance of one or more bona fide loans to such Shareholder Party or such Affiliate by such Person without triggering the requirements of conversion by such Shareholder Party of the Post-IPO Class B Ordinary Shares subject to such pledge or such security interest under Section 4.4(b); provided however, if any disposition of any Post-IPO Class B Ordinary Shares (including creation of any pledge or any security interest over such Shares) to any Person other than a Permitted Transferee will result in the Shareholder Party that holds such Shares immediately before such disposition being unable to exercise at its own discretion the voting power of any such Shares, then Section 4.4(b) shall apply to such disposition, and prior to and as a condition to such disposition, such Shareholder Party must render such Shares for conversion into, and cancellation by the Company in exchange for the issuance of, an equivalent number of Post-IPO Class A Ordinary Shares to it or the Person it will dispose of such Shares to.

4.5                               No Transfer to Restricted Persons.  Without the prior written consent of Sohu Search, Tencent shall not Transfer any Post-IPO Shares to any Sohu Restricted Person. Without the prior written consent of Tencent, Sohu Search shall not Transfer any Post-IPO Shares to any Tencent Restricted Person.

4.6                               Avoidance of Restrictions.  The Parties agree that the Transfer restrictions in this Agreement and in the Post-IPO M&A shall not be capable of being avoided by the holding of Post-IPO Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Post-IPO Shares free of such restrictions.  Any transfer or other disposal of any right, title or interest (including legal, beneficial or economic) in any shares (or other interest) resulting in any Change of Control of a Shareholder Party or of any Person having Control over that Shareholder Party shall be treated as being a Transfer of the Post-IPO Shares held by that Shareholder Party, and the provisions of this Agreement and the Post-IPO M&A that apply in respect of the Transfer of Post-IPO Shares shall thereupon apply in respect of the Post-IPO Shares so held; provided, that a Change of Control of Sohu.com Inc. that does not otherwise constitute a “Triggering Event” under Section 6.1 hereof will not in and of itself be treated as Transfer of Post-IPO Shares.

4.7                               The Company may effect the conversion of the Post-IPO Class B Ordinary Shares in any manner available under the Companies Law or applicable law, including redeeming or repurchasing the Post-IPO Class B Ordinary Shares and applying the proceeds thereof towards the payment for the same number of Post-IPO Class A Ordinary Shares to be issued immediately after the redemption or repurchase of such Post-IPO Class B Ordinary Shares.

SECTION 5
RESERVED MATTERS

5.1                               From and after the completion of the IPO, in addition to any other vote or consent required by the Companies Law and the Post-IPO M&A, each Party shall, within its power, procure that, for so long as Sohu Search or Tencent holds not less than 15% of the issued shares of the Company (calculated on a fully diluted basis), consent from such Shareholder Party (“Required Consent”) shall be obtained for any action (whether by amendment of the Post-IPO M&A or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following matters:

(a)                                 any Liquidation Event, or consent to any Liquidation Event;

(b)                                 amendment, alteration, or repeal any provision of the Post-IPO M&A;

(c)                                  any material changes to, or cessation of, any line of the Principal Business;

(d)                                 creation or authorization of the creation of, or issuance of or creation of an obligation of the Company to issue, (i) additional Post-IPO Class B Ordinary Shares or (ii) shares of (by reclassification or otherwise) any class or series that are pari passu or senior in any respect to the Post-IPO Class A Ordinary Shares;

(e)                                  any transaction between any Group Company (on the one hand) and Sohu Search and/or any of its Affiliates (on the other hand), other than transactions entered into in the ordinary course of business on an arm’s length basis; and

(f)                                   agreement or commitment to any of the foregoing.

5.2                               Where any act listed in Sections 5.1(a) to 5.1(f) above requires the approval of the shareholders of the Company in accordance with the Companies Law, if the shareholders vote in favor of such act but the Required Consent has not been obtained, then the holders of all classes of shares of the Company then in existence who vote agaianst such act shall, collectively, have such number of votes as are equal to the aggregate number of votes cast in favor of such act plus one (1).

SECTION 6
CHANGE OF VOTING POWER OF POST-IPO CLASS B ORDINARY SHARES

6.1                               Upon the occurrence of any of the following events (each, a “Triggering Event”), each of the Post-IPO Class B Ordinary Shares shall be convertible, at the option of the holder thereof, into an equivalent number of Post-IPO Class A Ordinary Shares:

(a)                                 (i) a Change of Control of Sohu Search, (ii) a Change of Control of Sohu.com Inc., or (iii) a Change of Control of any other Person which results in Sohu.com Inc. ceasing to have direct or indirect Control over Sohu Search, and in each case, such Change of Control is not approved by the relevant board of directors of the company subject to the Change of Control and, in any case, not approved by the board of directors of Sohu.com Inc.;

(b)                                 (i) a Change of Control of Sohu Search, (ii) a Change of Control of Sohu.com Inc., or (iii) a Change of Control of any other Person which results in Sohu.com Inc. ceasing to have direct or indirect Control over Sohu Search, and in each case, such Change of Control results in one or more Tencent Restricted Person(s) acquiring direct or indirect Control of Sohu Search;

(c)                                  a majority of the members of (i) the Board; (ii) the board of Sohu.com Inc.; (iii) the board of any other Person through which Sohu.com Inc. exercises its direct or indirect Control over Sohu Search; or (iv) the board of any VIE Entity of (1) any Group Company, (2) Sohu.com Inc., or (3) any Person through which Sohu.com Inc. exercises its direct or indirect Control over Sohu Search, in any case consisting of Persons appointed or nominated by one or more Tencent Restricted Person(s); or

(d)                                 the Company’s Registration Agent is changed without Tencent’s prior written consent.

6.2                               In furtherance of the intent and purposes of Section 6.1, notwithstanding the provisions of Section 3.4(c) providing that a Triggering Event will terminate Sections 3.1 and 3.2 of this Agreement,

(a)                                 Sections 3.1 and 3.2 will not be terminated until the end of the period (the “Interim Period”) between the date of the occurrence of a Triggering Event and the date on which the Company’s register of members has been updated to reflect the conversion of all the Post-IPO Class B Ordinary Shares held by Sohu Search into Post-IPO Class A Ordinary Shares pursuant to Section 6.1;

(b)                                 during the Interim Period, Sections 3.1 and 3.2 will be deemed to be amended automatically, and without any action of any Party, such that during such Interim Period, all rights of Sohu Search under Sections 3.1 and 3.2 shall be completely vested in Tencent rather than in Sohu

Search and, all references to Sohu Search under Sections 3.1 and 3.2 (other than in Section 3.1(c) and with respect to the first two (2) references to Sohu Search in Section 3.2(a)) hereof shall be deemed to refer to Tencent; and

(c)                                  Sections 3.1 and 3.2 will terminate as of the end of the Interim Period.

6.3                               The Company acknowledges that, on the date hereof, Sohu Search had granted Tencent an irrevocable power of attorney in the form attached hereto as Exhibit 3 (the “Tencent POA”), which authorizes Tencent to, upon occurrence of a Triggering Event, send a written notice to the Company’s Registration Agent on behalf of Sohu Search to convert all the Post-IPO Class B Ordinary Shares held by Sohu Search to Post-IPO Class A Ordinary Shares.  Tencent shall send a copy of such notice to the Company and Sohu Search at the same time it sends the notice to Registration Agent.

6.4                               Upon occurrence of a Triggering Event, if Tencent wishes to exercise its rights under Section 6.2(b), it shall have the right to send a written notice to the Registration Agent, with the Company and Sohu Search copied on such notice, replacing the Sohu Search Directors with individuals appointed by Tencent.

6.5                               In addition to the irrevocable instruction the Company should give to the Registration Agent pursuant to Section 6.6 below, upon receipt of the notice(s) from Tencent in respect of any share conversion and/or change of directors, the Company shall cause its Registration Agent (a) to immediately update the Company’s register of members and/or register of directors and officers (as applicable, and subject to satisfaction of KYC requirements for any newly appointed directors) and (b) to circulate to all Parties as soon as possible and in any event within two Business Days the updated register(s) reflecting the share conversion and/or director change(s) set forth in the notices issued by Tencent.

6.6                               Prior to the IPO, the Company shall adopt a Board resolution and send an irrevocable instruction to its Registration Agent, in each case in form and substance satisfactory to Tencent, authorizing the Registration Agent to, upon receipt of a notice or instruction from Tencent stating that a Triggering Event has occurred, accept the Tencent notice and, without the further action on any other Person (a) convert all the Post-IPO Class B Ordinary Shares held by Sohu Search to Post-IPO Class A Ordinary Shares and (b) update the register of directors (as applicable).  The Company shall not amend or revoke such Board resolution or irrevocable instruction, and shall not give the Registration Agent any other instruction that may adversely affect any of Tencent’s rights under this Section 6.

6.7                               The Company shall not change its Registration Agent without Tencent’s prior written consent.

6.8                               Sohu Search undertakes to Tencent that it will not challenge the validity of the notices issued by Tencent with respect to any share conversion and/or changes of directors in connection with a Triggering Event, provided however that if

Sohu Search disputes the occurrence of a Triggering Event, Sohu Search may raise the dispute with Tencent (and Tencent only).  If Sohu Search prevails in such dispute, all the Post-IPO Class B Ordinary Shares held by Sohu Search that were converted to Post-IPO Class A Ordinary Shares shall be re-converted into Post-IPO Class B Ordinary Shares, and any and all of the directors who replaced the Sohu Search Directors pursuant to Section 6.4 hereof (if any) shall immediately resign from the Board and be replaced with individuals nominated by Sohu Search.

6.9                               Sohu Search shall notify the other Parties as soon as it becomes aware that a Triggering Event is expected to occur, and shall in any event notify the other Parties within three (3) Business Days after a Triggering Event has occurred.   Tencent may also notify the other Parties as soon as it becomes aware that a Triggering Event is expected to occur or has occurred.

SECTION 7
REPRESENTATIONS AND WARRANTIES

7.1                               Representations and Warranties.  Each Party represents to other Parties that:

(a)                                 such Party is duly incorporated and existing, and in good standing, under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to enter into, execute and deliver this Agreement and to perform the arrangements contemplated hereby;

(b)                                 the execution, performance and delivery by such Party of this Agreement have been duly authorized by all necessary corporate actions of such Party;

(c)                                  assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(d)                                 the execution, delivery and performance of this Agreement by such Party and the consummation of the arrangements contemplated hereby will not, (i) violate any provision of the constitutional, organizational or governance documents of such Party to the extent relevant, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any government authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made, or that is permitted to be, and will be, obtained or made following the date hereof, or that is otherwise required hereunder, (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or (iv) violate any law applicable to such Party that would materially and adversely affect such Party’s ability to execute, deliver or perform its obligations hereunder.

SECTION 8
CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

8.1                               General Obligation.  Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its directors, equity interest holders, officers, employees and agents (collectively, “Representatives”) do not reveal to any third party any Confidential Information without the prior written consent of the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be.  The term “Confidential Information” as used in this Section 8 means, (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or affairs of the Company or the concerned Party or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement; and (c) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

8.2                               Exceptions.  The provisions of Section 8.1 shall not apply to:

(a)                                 disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)                                 disclosure by a Party to a Representative or an Affiliate so long as such disclosure is necessary in order for that Party to perform its obligations, or exercise its rights, under this Agreement, provided that such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality; or

(c)                                  disclosure, after giving prior notice to the concerned Party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required in connection with the disclosures necessary for the preparation and completion of the IPO, or under the rules of any stock exchange on which the shares of the disclosing Party or its parent company are listed or by applicable laws or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

8.3                               Public Announcements.  Except as required by law, by any Governmental Authority, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by each Party, no publicity release or public announcement concerning the relationship or involvement of the Parties formed hereunder shall be made by any Party.  The Party that intends to make a publicity release or public announcement in connection with this Agreement or any arrangement contemplated hereunder as required by any Governmental Authority or any relevant stock exchange shall provide in advance a draft to the other Parties, allow reasonable time for the other Parties to review the draft, and take into account all reasonable requests of the other Parties concerning the form and content of such release or announcement.

SECTION 9
TERM AND TERMINATION

9.1                               Effective Date; Termination.  Other than Section 3 to Section 6 (inclusive) which shall become effective upon completion of the IPO, this Agreement shall become effective as of the date first above written and shall continue in effect until:

(a)                                 if the IPO is completed within 12 months after the date of this Agreement, the earlier to occur of (i) agreement of Sohu Search and Tencent in writing to terminate this Agreement and (ii) Sohu.com Inc. and its wholly owned Subsidiaries or Tencent Holdings Limited and its wholly owned Subsidiaries no longer beneficially owning any Equity Securities in the Company; and

(b)                                 if the IPO is not completed within 12 months after the date of this Agreement, the last day of such 12-month period.

9.2                               Effect of Termination and Survival Provisions.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no force and effect beyond termination, except that the Parties shall continue to be bound by the provisions of Section 8 (Confidentiality and Restrictions on Publicity), this Section 9, Section 11.2 (No Agency), Section 11.3 (No Partnership) and Section 12 (Governing Law and Dispute Resolution.  Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 10
NOTICES

10.1                        Notice Addresses and Method of Delivery.  All notices, requests, demands, consents and other communications (each, a “Notice”) required to be given by one Party to the other Parties shall be in writing and delivered by hand delivery, express courier or email to the recipient Party at the address stated below:

if to the Company:                                                          Sogou Inc.

Floor 4, Willow House, Cricket Square, P.O. Box

2804, Grand Cayman KY1-1112, Cayman Islands

Email: xiaochuanwang@sohu-inc.com

with copies to:                                                                                    Sogou Inc.

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

Email: xiaochuanwang@sohu-inc.com

and

Goulston & Storrs P.C.
400 Atlantic Avenue

Boston, MA 02110

U.S.A.
Attention: Timothy B. Bancroft

Email: tbancroft@goulstonstorrs.com

if to Sohu Search:                                                                 Sohu.com (Search) Limited

Floor 4, Willow House, Cricket Square, P.O. Box

2804, Grand Cayman KY1-1112, Cayman Islands

Attention: Joanna Lv
Email: joannalu@sohu-inc.com

with copies to:                                                                                    Sohu.com (Search) Limited

c/o Sohu.com Inc.

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, People’s Republic of China

and

Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: Timothy B. Bancroft
Email: tbancroft@goulstonstorrs.com

if to Tencent:                                                                                         c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

with a copy to:                                                                                 Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, The Hong Kong Club Building,
3A Chater Road, Central,
Hong Kong
Attention: Jeanette K. Chan

Email: jchan@paulweiss.com

or, as to each Party, at such other address or email address or number as shall be designated by such Party in a notice to the other Parties containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section.  Notwithstanding the foregoing, any notice involving non-performance or termination shall be sent by hand delivery or by prepaid express courier.

10.2                        Time of Delivery.  Any Notice delivered:

(a)                                 by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)                                 by email shall be deemed to have been delivered upon confirmation of delivery; and

(c)                                  by prepaid express courier shall be deemed to have been delivered upon delivery by the courier.

10.3                        Proof of Delivery.  In proving delivery of any Notice it shall be sufficient:

(a)                                 in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered; and

(b)                                 in the case of delivery by email, to prove that the transmission was confirmed as sent by the originating email account to the email address of the recipient, on the date specified.

SECTION 11
MISCELLANEOUS

11.1                        Discrepancies.  If there is any discrepancy between any provision of this Agreement and any provision of the Post-IPO M&A or the charter documents of any other Group Company, the provisions of this Agreement shall prevail as among the Shareholder Parties, and each Party shall, within their respective power, procure that the Post-IPO M&A or the charter documents of the relevant Group Company, as the case may be, are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

11.2                        No Agency.  No Shareholder Party, acting solely in its capacity as a shareholder of the Company, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board.  Either Shareholder Party that takes any action or binds the Company in violation of this Section 11.2 shall be solely responsible for, and shall indemnify the Company and the other Shareholder Party (solely in such other Shareholder Party’s capacity as a shareholder of the Company) against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholder Party (solely in its capacity as a shareholder of the Company), as the case may be, may at any time become subject to or liable for by reason of such violation.

11.3                        No Partnership.  The Shareholder Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law.  The Shareholder Parties do not intend to be partners to each other, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as shareholders of the Company.  To the extent that either Shareholder Party, by word or action, represents to another Person that the other Shareholder Party is a partner or that the Company is a partnership, the Shareholder Party making such representation shall be liable to the other Shareholder Party if such other Shareholder Party incurs any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

11.4                        Further Assurance.  Each Party agrees to perform and cause to be performed all further actions and things, and execute and deliver and cause to be executed and delivered such further documents, as may be required by law or as the other Parties may reasonably request, to implement and/or give effect to this Agreement and the arrangements contemplated hereunder.  Without prejudice to the generality of the above, the Company shall promptly give instructions to the Company Secretary and its agents, including the Registration Agent, to take all such actions or refraining to take actions (including whether or not to update the Company’s register of directors and officers and/or register of members or instructions to convert Post-IPO Class B Ordinary Shares into Post-IPO Class A Ordinary Shares) to reflect the intent of the Parties and the provisions set out in this Agreement.

11.5                        Amendment.  This Agreement may be amended, modified or supplemented with the written instrument executed by the Parties, and any such amendment shall be valid and binding on all Parties.

11.6                        Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.7                        Entire Agreement.  This Agreement and the Post-IPO M&A represent the entire understanding and constitute the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter, provided that the Parties acknowledge and agree that the Shareholders’ Agreement in respect of the Company dated September 16, 2013 shall continue to remain in full force and effect until terminated pursuant to the provisions thereof.

11.8                        Severability.  Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

11.9                        Counterparts.  This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by e-mails, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Except as otherwise specified, this Agreement shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

11.10                 Consent to Specific Performance.  The Parties declare that it may be impossible to measure in money the damages that would be suffered by a Party by reason of the failure by the other Parties to perform any of the obligations hereunder.  Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, the other Party(ies) against whom such action or proceeding is brought hereby waives any claim or defense therein that the instituting Party has an adequate remedy at law.

11.11                 Consent.  Any consent required under this Agreement shall be valid and effective only if given in writing.

SECTION 12
GOVERNING LAW AND DISPUTE RESOLUTION

12.1                        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

12.2                        Arbitration.

(a)                                 Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or the interpretation, breach, termination or validity thereof) shall be resolved through arbitration.  A dispute may be submitted to arbitration upon the request of any Party with written notice to the other Parties (the “Arbitration Notice”).

(b)                                 The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration.  There shall be three arbitrators.  The claimant(s) to the dispute shall choose one arbitrator, and the respondent(s) shall choose one arbitrator, within 30 days after the delivery of the Arbitration Notice to the other Parties.  Both arbitrators shall agree on the third arbitrator within 30 days of their appointment.  If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC.  The arbitration shall be conducted in English.

(c)                                  Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other(s) in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(d)                                 The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(e)                                  When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f)                                   The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)                                  Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SOGOU INC.

By:
Name:
Title:

SOHU.COM (SEARCH) LIMITED

By:
Name:
Title:

THL A21 LIMITED

By:
Name:
Title:

[signature page to voting agreement]

SCHEDULE 1

NUMBER AND CLASS/SERIES OF SHARES HELD BY SOHU SEARCH AND TENCENT PRIOR TO AND UPON/AFTER THE IPO

	Pre- and Post-IPO Class/Series of Shares
Name of Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Series A Preferred Shares	Series B Preferred Shares
SOHU.COM (SEARCH) LIMITED
- As of the date of this Agreement as well as immediately prior to IPO	127,200,000 Pre-IPO Class A Ordinary Shares	0	0	0
- Upon and immediately after IPO	0	127,200,000 Post-IPO Class B Ordinary Shares	0	0
THL A21 LIMITED
- As of the date of this Agreement as well as immediately prior to IPO	6,757,875 Pre-IPO Class A Ordinary Shares	79,368,421 Pre-IPO Class B Ordinary Shares	0	65,431,579 Pre-IPO Series B Preferred Shares
- Upon and immediately after IPO	0	151,557,875 Post-IPO Class B Ordinary Shares	0	0

[Voting Agreement - Schedule 1]

EXHIBIT 1

FORM OF THE POST-IPO M&A OF THE COMPANY

[Voting Agreement — Exhibit 1]

EXHIBIT 2

FORM OF JOINDER

Reference is made to the [transfer document], dated [    ] between [Transferring Shareholder Party] (the “Transferor”) and the undersigned, pursuant to which the Transferor shall sell to the undersigned, and the undersigned shall purchase from the Transferor, [number] [Pre-IPO Class A Ordinary Shares]/[Post-IPO Class B Ordinary Shares] for consideration equal to [consideration].  It is a condition to the completion of such sale and purchase that the undersigned become a party to that certain Voting Agreement, dated [    ], 2017 among Sogou Inc., Sohu.com (Search) Limited and THL A21 Limited (the “Voting Agreement”).  Except as the context may otherwise require, all words and expressions defined in the Voting Agreement shall have the same meanings when used herein.

Accordingly, by execution of this joinder, the undersigned covenants to the Company as agent and trustee for all other Persons who are present or who may hereafter become a Shareholder Party under the Voting Agreement, and to the Company itself, to ratify, adhere to and be fully bound by, and subject to, all of the covenants, terms and conditions of the Transferor imposed by the Voting Agreement as though an original party thereto in the same capacity as the Transferor since the date thereof.  The undersigned authorizes this signature page to be attached to and made part of the Voting Agreement.

All other Persons who are present or who may hereafter become a Shareholder Party under the Voting Agreement and the Company shall be entitled to enforce the Voting Agreement against the undersigned, and the undersigned shall be entitled to all rights and benefits of the Transferor under the Voting Agreement, in each case as if the undersigned had been an original party to the Shareholders’ Agreement since the date thereof.

The address of the undersigned for purposes of all notices under the Voting Agreement is: [            ]

THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties have caused this Joinder to be executed on      ,       .

SOGOU, INC.

By:
Name:
Title:

[Voting Agreement — Exhibit 2]

[NAME OF NEW SHAREHOLDER]

By:
Name:
Title:

[Voting Agreement — Exhibit 2]

EXHIBIT 3

FORM OF IRREVOCABLE POWER OF ATTORNEY

THIS IRREVOCABLE POWER OF ATTORNEY is made on

BY	[Name of Sohu shareholder] a company incorporated under the laws of [•] whose [business] / [registered] office is situated at [•] (the “Company”).

IT IS AGREED AND DECLARED THAT

In exercise of the power(s) in that behalf contained in its Articles of Association and in order to secure the performance of an obligation owed to the Attorney, the Company HEREBY IRREVOCABLY APPOINTS [name of Tencent shareholder] whose [business] / [registered] office is situated at [•] (the “Attorney”), to be the true and lawful attorney-in-fact of the Company, for and in the name of and on behalf of the Company, acting singly, to do and execute all and any of the acts, things and other matters following, namely to:

1.             in accordance with section 6 of the voting agreement entered into by Sohu.com (Search) Limited, THL A21 Limited and Sogou Inc. (an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“Sogou”)) in respect of Sogou dated [Date] [and a Joinder signed by the Company on the date first above written] (the “Voting Agreement”), upon the occurrence of a Triggering Event (as defined in the Voting Agreement), send a written notice (the “Conversion Notice”) to the Person that is maintaining Sogou’s register of members (the “Registration Agent”) on behalf of the Company:

(a)           to instruct the Registration Agent (with a  copy to Sogou and the Company) to convert all of the Post-IPO Class B Ordinary Shares (as defined in the Voting Agreement) held by the Company to Post-IPO Class A Ordinary Shares (as defined in the Voting Agreement); and

(b)           to request the Registration Agent to circulate to the Company, the Attorney and Sogou as soon as possible and in any event within two Business Days (as defined in the Voting Agreement) after the date the Conversion Notice the updated register of members of Sogou reflecting the share conversion set forth in the Conversion Notice.

AND IT IS FURTHER AGREED AND DECLARED THAT

2.             The Company hereby ratifies and confirms, and agrees to ratify and confirm, any acts and other things whatsoever that the Attorney shall do or purport to do by virtue of this Irrevocable Power of Attorney including any such acts and things done between the time this Irrevocable Power of Attorney ceases to be effective and valid.

3.             The Company hereby authorises and empowers the Attorney (a) to acknowledge in the name of and as the act and deed of the Company this Irrevocable Power of Attorney, that this Irrevocable Power of Attorney has been executed as a deed and (b) to register and record this Irrevocable Power of Attorney in any office and/or registry in any country and to procure to be done any and every other act and thing whatsoever which may in any way be necessary, advisable, convenient or otherwise desirable for authenticating and otherwise giving full effect to this Irrevocable Power of Attorney according to the law and usages of any country as fully and effectually as the Company could.

[Voting Agreement — Exhibit 3]

4.             By the execution of this Irrevocable Power of Attorney, the Company undertakes to indemnify, and hereby indemnifies, the person named above as Attorney (and any substitutes or delegates of such Attorney) of the Company from and against all actions, proceedings, losses, costs, damages, expenses, claims, demands and other liabilities of any nature whatsoever which any or all of them may suffer or otherwise incur by reason of the Attorney acting pursuant to or in reliance on this Irrevocable Power of Attorney.

5.             The Company acknowledges, agrees and confirms that notwithstanding any other document or instruction it may sign or send or cause to be signed or sent after the date hereof, this Irrevocable Power of Attorney shall be irrevocable, effective and valid, and shall not be capable of being amended or revoked in any manner, until 11.59pm (Cayman Islands time) on the date falling 30 days after the Registration Agent circulates to the Company, the Attorney and Sogou the updated register of members of Sogou reflecting the share conversion set forth in the Conversion Notice.

6.             This Irrevocable Power of Attorney shall be governed by and construed in accordance with the laws of the Cayman Islands.

[the remainder of this page is intentionally left blank]

[Voting Agreement — Exhibit 3]

IN WITNESS WHEREOF the Company has executed this Irrevocable Power of Attorney as a deed the day and year first above written.

EXECUTED AS A DEED for and on behalf of [Name of Sohu shareholder]:[1]	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

in the presence of:

Signature of Witness

Name:

Address:

[Voting Agreement — Exhibit 3]

VOTING AGREEMENT

among

SOGOU, INC.,

SOHU.COM (SEARCH) LIMITED,

and

THL A21 LIMITED,

Dated [•]